Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-169660) and Form S-8 (File No. 333-170149) of our report dated March 11, 2011 relating to our audits of consolidated financial statements, the financial statement schedules, and  internal control over financial reporting, which appears in this Annual Report on Form 10-K of China Sky One Medical, Inc. for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such registration statements.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation
New York, New York
March 11, 2011